Exhibit 8.2

纵 横 律 师 事 务 所

ZONG HENG LAW FIRM

Room 8A, Tower F, Fu Hua Mansion

No.8 Chaoyangmen North Avenue, Dongcheng District, P.R. China
Tel:(86-10) 5979 6300-821 Fax:(86-10) 5979 6300-802

September 17, 2018

To: Fuqin Fintech Limited (the “Company”)

No.8 Guanghua Dongli

Zhonghai Guangchang, South Tower, 7th Floor

Chaoyang District, Beijing, PRC 100020

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

As the PRC legal counsel of the Company, we have been asked to provide this legal opinion to you with regard to the laws of the PRC in relation to  (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Capital Market.

A. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(b) “Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(c) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

(d) “PRC Laws” means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion;

(e) “PRC Subsidiary” means Fuqin Jinkong Development (Beijing) Co. Ltd, a wholly owned subsidiary of Fortunes Capital Financial Holding (HK) Limited;

(f) “Fuqin Huizhong” means Fuqin Huizhong Financial Lease (Beijing) Co. Ltd., a wholly owned subsidiary of Keen Point Enterprise Group;

(g) “PRC Operating Entity” means Fortunes Hengye Technology Development (Beijing) Co. Ltd;

(h) “PRC Companies” means PRC Subsidiary, Fuqin Huizhong, PRC Operating Entity and its subsidiaries Fuqin Yidai Information Consulting (Beijing) Co. Ltd., Fuqin Pucheng Credit Management (Beijing) Consulting Co. Ltd., and Fuqin International Commercial Factoring Co. Ltd;

(i) “Material Adverse Effect” means any change or effect that is or would reasonably be expected to be materially adverse to the assets, properties, business, operations, liabilities, results of operation or financial condition of PRC Companies.

B. Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii) The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv) The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v) All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i) Due Incorporation and Valid Existence. Each of the PRC Companies has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. The registration certificate of each of the PRC Companies is in full force and effect under and in full compliance with the PRC Laws. According to applicable PRC Laws, there is no mandatory requirement for the registered capital of a company to be fully contributed upon its incorporation, but the registered capital shall be fully paid prior to the date as specified in articles of association. To the best of our knowledge after due and reasonable inquiries, the registered capital of PRC Operating Entity and Fuqin Yidai Information Consulting (Beijing) Co. Ltd has been fully paid in accordance with its articles of association and applicable PRC Laws. The registered capital of other PRC Companies has not been fully paid, which does not violate their respective articles of association and applicable PRC Laws. All the equity interest in the registered capital of each of the PRC Companies is owned by its shareholders currently registered with the competent Administration for Industry and Commerce. The current articles of association and the business license of each of the PRC Companies comply with applicable PRC Laws and are in full force and effect.

To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any of the PRC Companies, which will have Material Adverse Effect on the PRC Companies.

To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies.

(ii) VIE Structure. The ownership structure of PRC Subsidiary and PRC Operating Entity, currently and immediately after giving effect to the Offering, will not result in any violation of PRC Laws. Each of PRC Subsidiary and PRC Operating Entity and, to the best of our knowledge after due inquiry, each shareholder of the PRC Operating Entity, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure” (the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party. The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. To the best of our knowledge after due inquiry, none of PRC Subsidiary or PRC Operating Entity is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

The due execution, delivery and performance of each of the VIE Agreements by PRC Subsidiary and PRC Operating Entity and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (a) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of PRC Subsidiary and PRC Operating Entity; or (b) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained, however, any exercise by the PRC Subsidiary of its rights under the relevant Exclusive Option Agreement will be subject to: (a) the approval of and/or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws.

However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iii) M&A Rules. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, we believe that since the PRC Subsidiary and Fuqin Huizhong were established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the issue and sale of the Ordinary Shares by the Company on the NASDAQ Capital Market, do not require any Governmental Authorization under M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iv) Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(v) Taxation. The statements made in the Registration Statement under the caption “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares - People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our legal opinion.

(vi)PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Business,” “Management,” “Related Party Transactions” and “People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

D. Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i. Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii. The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii. Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv. This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above. Under relevant PRC Laws, foreign investment is restricted in certain businesses and subject to government approval. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, including the VIE Agreements, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

v. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi. This opinion is intended to be used in the context which is specifically referred to herein.

vii. As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

E. Limit and Benefit

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

The opinion expressed herein is solely for the benefit of the Company and without our prior written consent, neither this opinion nor our opinion herein may be relied upon by any other person. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

Zong Heng Law Firm